Agreement No. DDXY-2010-01

Exhibit 4.114

Grid Connection and Dispatching
Agreement

Between

Yunnan Dehong Power Supply Co., Ltd.

And

Yingjiang County Qinrui Husahe Hydropower Co., Ltd.

Husahe Cascade IV Hydroelectric Station

August 2010

Contents

1	Definitions and Interpretations	4

2	Representations of Each Party	6

3	Obligations of Each Party	6

4	Conditions of Grid Connection	8

5	Application for Grid Connection and Acceptance	9

6	Grid Connection and Dispatching during the Commissioning Period	11

7	Dispatching Operation	12

8	Power Generation Schedule	13

9	Equipment Maintenance	14

10	Relay Protection and Security Automatic Device	15

11	Dispatching Automation	16

12	Dispatching Communication	18

13	Other Requirements to Ensure the Safe Operation of the Grid	19

14	Accident Handling and Investigation	21

15	Force Majeure	22

16	Default Liability	23

17	Effectiveness and Term of the Agreement	24

18	Alteration, Transfer and Termination of the Agreement	24

19	Dispute Settlement	25

20	Applicable Law	25

21	Miscellaneous	25

Special Terms		28

Schedule 1 Party B Primary Line Connection Diagram of the Power Plant Grid Connection		30

Schedule 2 Party B Power Plant’s Technical Parameters		32

Schedule 3 Division of Scope for the Dispatching and (Property Right) Administration of the Power Plant’s Equipment		39

Schedule 4 Name List of the Dispatching Centre of Yunnan Dehong Electric Power Co., Ltd.		40

Schedule 5 Persons in Charge and Name List of Personnel on Duty of the Company and the Power Plant		41

Grid Connection and Dispatching Agreement

This Grid Connection and Dispatching Agreement (hereinafter referred to as “this Agreement”) is entered into by the following parties:

Party A: Yunnan Dehong Electric Power Co., Ltd, a company which engages in the Grid operation.

Domicile: No. 99 Mang Shi Da Jie Road, Luxi City.

Party B: Husahe Cascade IV Hydroelectric Station.

Domicile: Mangxian Village, Nongzhang Town, Yingjiang County.

Whereas:

(1)

Party A operates and manages the Grid applicable for the operation of power plants, and has agreed the power plant of Party B to be connected with the Grid for operation in accordance with the provisions of this Agreement.

(2)

Party B owns, operates and manages the Husahe Cascade IV Power Plant with the total installed capacity of 2X7MW (hereinafter referred to as “Power Plant”) in Nongzhang Town, Yingjiang County, and has agreed such Power Plant to be connected with Party A’s Grid for operation in accordance with provisions of this Agreement.

In order to ensure the safe, good and economical operation of the Grid, and keep both parties of this Agreement act properly during the process of the Grid connection and dispatch, in accordance with the national laws and regulations such as the Electricity Law of the People’s Republic of China, Contract Law of the People’s Republic of China, and Rules of the Grid Dispatching Management, as well as the relevant laws and regulations of the state, and based on the principles of equality, voluntariness and good faith, Party A and Party B have, after consultations, made agreement as follows:

1	Definitions and Interpretations

1.1	Unless the context otherwise requires, the terms used in this Agreement shall have the meanings as follows:

1.1.1 Dispatching Agency means the Dispatching Centre of Yunnan Dehong Electric Power Co., Ltd (“Dispatching Centre”), which is the secondary dispatching agency of Yunnan Grid. It is a department of Party A which will organize, direct, instruct and coordinate the operation of the electricity system in accordance with laws.

1.1.2 Power Plant means the Husahe Cascade IV Hydroelectric Station owned, operated and managed by Party B with the total installed capacity of 2X7MW (which includes 2 units, i.e. No.1 and No.2 units, and each unit has a capacity of 7MW) in Nongzhang Town, Yingjiang County, Yunnan Province, including the generation facilities and all the ancillary equipments in the scope extended to the property demarcation point. See the technical specifications in Schedule 2.

1.1.3 Connection Point means the point where the Power Plant is connected with the Grid (See Clause 8).

1.1.4 Date of Initial Connection means the first date of the synchronized connection of the Power Plant (units) with the Grid.

1.1.5 Connection Application means the written application document submitted by Party B to Party A to request to have its Power Plant (units) connected with the Grid.

1.1.6 Connection Method means the method of the connection of the primary system between the Power Plant (units) and the Grid.

1.1.7 AGC means Automatic Generation Control.

1.1.8 AVC means Automatic Voltage Control.

1.1.9 RTU means Remote terminal Unit.

1.1.10 PSS means Power System Stabilizer.

1.1.11 Split, for the purpose of this Agreement, means the discontinuity of the electric connection between the Grid and the power generation equipment which has been connected with the Grid for operation.

1.1.12 Special Operation Mode means the operation arrangement which would make the wiring method of the Power Plant or the Grid different from the normal method in order to meet certain demand.

1.1.13 Available Capacity of Unit means the output of the unit in any time subject to the adjustment in consideration of the condition of the equipments.

1.1.14 Planned Outage means the status of the unit in the Power Plant during the period of planned inspection and standby, including the overhaul, maintenance, planned maintenance of the common system and the maintenance during the public holidays required by the dispatcher, eliminating defects during off-peak period and shutting off to be standby etc..

1.1.15 Unplanned Outage means the unavailability of the unit in the Power Plant without being the status of Planned Outage. Based on the emergency degree, the Unplanned Outage can be divided into the following 5 categories: the first is immediate outage; the second is the outage which can be delayed temporarily but must be exited within 6 hours; the third is the outage which can be delayed by 6 hours but must be exited within 72 hours; the fourth is the outage which can be delayed by 72 hours but must be exited prior to the next Planned Outage; and the fifth is the prolonged outage which exceeds the period of Planned Outage.

1.1.16 Forced Outage means the Unplanned Outage of the first, second and third categories under Clause 1.1.16 in together.

1.1.17 Equivalent Unit Derated Hours means the equivalent outage hours of the unit derated hours calculated on the basis of the maximum capacity on the nameplate.

1.1.18 Equivalent Unplanned Outage Hours means the sum of the Unplanned Outage hours and the unplanned unit derated hours.

1.1.19 Annual Planned Allowable Outage Hours means the planned allowable outage hours in any one year determined by Party A and Party B in consideration of the suggestions of the equipment manufacturer and the operation of the generation units of the Grid-connected Power Plant. The Annual Planned Allowable Outage Hours shall include both the Annual Planned Allowable Outage Hours in the year with overhaul and the Annual Planned Allowable Outage Hours in the year without overhaul.

1.1.20 Annual Equivalent Allowable Unplanned Outage Hours means the equivalent allowable unplanned outage hours in any one year determined by Party A and Party B in consideration of the suggestions of the equipment manufacturer and the operation of the generation units of the Grid-connected Power Plant. For the purpose of this Agreement, it only refers to the Unplanned Outage resulted by Party B. The Annual Equivalent Allowable Unplanned Outage Hours shall include both the Annual Equivalent Allowable Unplanned Outage Hours in the year with overhaul and the Annual Equivalent Allowable Unplanned Outage Hours in the year without overhaul.

1.1.21 Daily Generation Dispatch Schedule Curve means the curve prepared by the Dispatching Agency on a daily basis to determine the output of the Power Plant during each time span of the next day.

1.1.22 Emergency means material accidents occurred to the power generation and supply equipments in the power grid; or power grid frequency or voltage exceeds the stipulated range; or the load for transmission or transformation exceeds stipulated value; or the capacity value of the trunk line exceeds the stipulated stability limit, or other events that may threaten safe operation of the power grid, jeopardize the stability of power grid, resulting in the collapse of the power grid, or power outage in a large area.

1.1.23 Dispatching Regulations of Power System means the Regulations of Yunnan Grid Dispatching Management and the Regulations of Dehong Power Supply Co., Ltd. Dispatching Management established in accordance with the Rules of the Grid Dispatching Management, national standards and the industrial practises, in order to regulate the dispatch and operation of the power system in this area.

1.1.24 Party A’s Reason refers to the Party A’s request or liability, including the liability for the expansion of an accident resulting from the Party A’s failure to abide by the relevant state laws and regulations.

1.1.25 Party B’s Reason refers to the Party B’s request or liability, including the liability for the expansion of an accident resulting from the Party B’s failure to abide by the relevant state laws and regulations.

1.1.26 Power Purchase and Sale Contract means the contract entered in to by Party A and Party B in respect of the purchase and sale of the power generated from the Power Plant and the relevant business matters.

1.1.27 Force Majeure means any objective event that can not be foreseen, avoided and overcome, including volcano, twister, storm, mud-rock flow, mountainside slide, flood, fire, failure of the water input to meet the design standards, earthquake that exceeds the designed anti-earthquake standard, lightning, fog flashover, etc., as well as nuclear radiation, war, epidemic, riot, etc.

1.2	Interpretation

1.2.1 Headings in this Agreement are for convenience only and shall not in any event affect the interpretation of this Agreement.

1.2.2 The appendices to this Agreement and the Agreement itself shall have the same legal effect.

1.2.3 This Agreement shall have binding effect on the legal successor or assignee of either Party, provided otherwise agreed by the Parties.

1.2.4 Unless the context otherwise requires, year, month or day referred to in this Agreement shall all refer to the year, month or day of the Gregorian calendar.

1.2.5 “Including” in this Agreement means including but not limited to.

1.2.6 The figures and both dates of a term in this Agreement shall be inclusive.

2	Representations of Each Party

Each Party represents to the other Party that:

2.1	It is an enterprise legally established and existing under the law, and has the power to execute and perform this Agreement.

2.2

It has completed all procedures (including procedures for obtaining the requisite approvals, business license and power business permits, etc., from the government) necessary for the execution and performance of this Agreement, which are legal and effective.

2.3

As of the date of execution of this Agreement, no judgment, award, decision or any specific administrative action, which may have material adverse effects on the ability to perform this Agreement, has been declared or taken by any court, arbitration organ, administrative authorities or regulatory agencies.

2.4

It has completed all procedures for obtaining the internal authorizations necessary for the valid execution of this Agreement. The signatory of this Agreement shall be its legal representative or entrusted agent. Once this Agreement comes into force, it shall have legal binding effect on both Parties.

3	Obligations of Each Party

3.1	Party A’s obligations shall include:

3.1.1 abiding by the national laws and regulations, national standards and industrial standards, for purpose of the safety of the power system and operating in an efficient and economical manner, based on the technical features of the Power Plant, in accordance with the regulations and codes of Yunnan electric system, and based on the principles of equality, voluntariness and good faith, to carry out the centralized dispatch of the Power Plant (see the division of dispatching jurisdiction in Schedule 3);

3.1.2 being responsible for the operation management, repair and maintenance, and technical transformation of the relevant equipments and facilities of the Grid it belongs to, in order to meet the ordinary operation need of the Power Plant.

3.1.3 as agreed by the Power Purchase and Sale Contract, and based on the actual operation of the Grid, preparing and providing in a timely manner to Party B the monthly power generation schedule, Daily Generation Dispatch Schedule Curve and the reactive power output curve (or voltage curve).

3.1.4 making reasonable arrangements of the maintenance of the equipments of the Power Plant.

3.1.5 supporting and cooperating with Party B to carry out the technical transformation or factor adjustment on the relevant equipments; instructing and coordinating the dispatch and operation management related with the Grid by Party B; supervising, instructing and coordinating the relevant profession and business such as the electric equipment, measures on coordination of the generators and the Grid (including security automatic device, excitation system, speed control system, minimum output of a unit, leading phase operation capacity, primary frequency regulation, high frequency generator tripping as well as PPS, AGC and AVC etc.), power quality, reactive power, relay protection, electric energy metering system, power dispatching communication and dispatching automation etc. in the operation of Party B which matters the safe and stable operation of the Grid, and also providing necessary technical support.

3.1.6 in accordance with the relevant regulations, reporting in a timely manner to Party B the information of the major defects of the equipments in the Grid which is related with Party B, and the capacity of the passageway of power transmission, and disclosing regularly the power dispatching information related with Party B.

3.1.7 based on the demand of the operation of power system and the features of the equipments of Party B, amending in a timely manner the relevant rules and regulations according to proper procedures.

3.1.8 taking measures to prevent the accident which may affect the safe operation of the power system; carrying out regularly various specific and professional inspections which matters the safety of the Grid, devising the anti-failure measures as required, and formulating the plan for the joint counter-accident exercise by the Grid and the Power Plant and organizing to implement such plan.

3.1.9 coordinating Party B with the investigation of the accident.

3.2	Party B’s obligations shall include:

3.2.1 abiding by the national laws and regulations, national standards, industrial standards and the rules and regulations of Yunnan power system, and for purpose of the safety of the power system and operating in an efficient and economical manner, submitting to the unified power dispatching of the Dispatching Agency, and organizing reasonably the production of the Power Plant.

3.2.2 organizing the real time production operation of the Power Plant in accordance with the instructions of the Dispatching Agency, and engaging the peak regulation, frequency regulation, voltage regulation and standby of the power system.

3.2.3 proposing the maintenance schedule of the equipments of the Power Plant, implementing the approved maintenance schedule and being responsible for the repairing and maintenance of the equipments, as required by the Dispatching Agency.

3.2.4 accepting the supervision, instruction and coordination in respect of business and technology by Party A in accordance with Clause 3.1.5, and allocating the corresponding technological management and maintenance management personnel to coordinate with Party A.

3.2.5 carrying out in a timely manner the technical transformation or factor adjustment on the equipments as required, and submitting to Party A for filling (those which might be related with the safety of the Grid shall be subject to the consent of Party A).

3.2.6 providing to Party A the information of operation and production of the equipments in the Power Plant, including the water condition etc. in a timely, accurate, objective and complete manner.

3.2.7 establishing the on-site operation regulations which conform to the rules and regulations of power system of Party A and submitting to Party A for filling.

3.2.8 taking measures to prevent the accident which may affect the safe and stable operation of the power system and avoid the failure propagation; coordinating with Party A to carry out regularly various specific and professional inspections which matters the safety of the Grid, and implementing the anti-failure measures proposed during the inspection. Where the Dispatching Agency has specified the anti-failure measures or other safety requirements of the power system, Party B shall implement, operate and maintain as required. Party B shall submit the relevant documents in respect of safety measures for filling, and attending the joint counter-accident exercise organized by the Dispatching Agency.

3.2.9 coordinating with Party A to investigate the accident of the Grid.

4	Conditions of Grid Connection

4.1

The primary and secondary equipments of Party B shall conform to the national standards, the power industrial standards and other relevant regulations, have been installed and commissioned in accordance with the design requirements examined and approved by the authorized organization, and accepted through the infrastructure procedures set out by the state; with the normal Grid connection operation mode being specified, the relevant factors being matched reasonably, and the setting value of the equipments being set in accordance with the requirements, which has been qualified for the connecting with the Party A’s Grid and accepting the centralized dispatch of the Dispatching Agency.

4.2

The relay protection and security automatic device in the Power Plant (including the excitation system, PPS and speed control system) shall conform to the national standards, the power industrial standards and other relevant regulations, have been installed and commissioned in accordance with the design requirements examined and approved by the authorized organization, accepted through the infrastructure procedures set out by the state, and conform to the relevant provisions of Clause 10 of this Agreement;

4.3

The dispatching automation facilities in the Power Plant (including AGC and AVC) shall conform to the national standards, the power industrial standards and other relevant regulations, have been installed and commissioned in accordance with the design requirements examined and approved by the authorized organization, accepted through the infrastructure procedures set out by the state, and conform to the relevant provisions of Clause 11 of this Agreement;

4.4

The dispatching communication facilities in the Power Plant shall conform to the national standards, the power industrial standards and other relevant regulations, have been installed and commissioned in accordance with the design requirements examined and approved by the authorized organization, accepted through the infrastructure procedures set out by the state, and conform to the relevant provisions of Clause 12 of this Agreement;

4.5

The power energy metering device has been configured in accordance with Technical Administrative Code of Electric Energy Metering (DL/T 448-2000) and passed the test and acceptance organized jointly by both Parties.

4.6

The secondary system of the Power Plant has taken the security and protection measures in accordance with the Regulations on the Security and Protection for the Electric Secondary System (Order No. 5 of the Sate Electricity Regulatory Commission), and with the admission of the Dispatching Agency, qualified for the operation.

4.7

All the necessary regulations on operation and maintenance of the Power Plant and the relevant management systems have been established, in which the part related with the safety of the Grid shall be consistent with the security management regulations of the Grid.

4.8

The operation on-duty personnel of the Power Plant shall accept the pre-job training by the Dispatching Agency and obtain the qualification certificate to accept the dispatching instructions in accordance with the Rules of the Grid Dispatching Management and relevant regulations.

4.9

The corresponding primary and secondary equipments operated by Party A and Party B shall conform to the national standards, the power industrial standards and other relevant regulations, have been installed and commissioned in accordance with the design requirements examined and approved by the authorized organization, and accepted through the infrastructure procedures set out by the state; with the relevant factors being matched reasonably, and the setting value of the equipments being set in accordance with the requirements, which has been qualified for the connection and operation.

4.10

In respect of the Emergency which might occur following the connection of the Power Plant with the Grid, both Parties have devised the corresponding anti-failure measures and reported to the other Party for filling.

4.11

The water regime measuring and forecasting system has been connected with the hydropower dispatching automation system of the Dispatching Agency and is available for the real-time transmission of the information of water and rainfall of the Power Plant.

4.12

Party B has already had the emergency phones in service (including one with China Mobile and one with China Unicom) which are under good conditions. The fax telephone machine and computer with access to the internet are set up in the Duty Room, which can meet the demand for daily communication for dispatching.

5	Application for Grid Connection and Acceptance

5.1	The connection of Party B’s Power Plant with the Grid must be applied to Party A and be carried out in the required method following acceptance of Party A.

5.2	Application for Grid Connection

Party B shall submit the application for Grid connection to Dispatching Agency 15 days prior to the Date of Initial Connection of the Power Plant (unit). The application for Grid connection shall include the basic information of the equipments for this Grid connection, the acceptance, and the commission plan and schedule of the Power Plant (unit) for Grid connection etc. with all the documents set out in Clause 5.5 of this Agreement attached.

5.3	Acceptance of the Application

Following receiving the application for Grid connection by Party B, the Dispatching Agency shall examine such application pursuant to Clause 4 of this Agreement and other relevant regulations, reply Party B in a timely manner, and such reply shall not be delayed unreasonably.

5.3.1 Where the documents provided in the application for Grid connection are proper, Party A shall confirm upon receipt of the application for Grid connection.

5.3.2 Where the documents provided in the application for Grid connection are improper, Party A shall be entitled to refuse to confirm, but it shall notify Party B in writing the reasons why it did not confirm within 5 days upon receipt of the application for Grid connection.

5.4	Upon confirmation of the application for Grid connection, both Parties shall make arrangements in respect of the specific matters of the Grid connection of the Power Plant.

5.4.1 Party A shall provide the power system data related with the Power Plant prior to the agreed Date of Initial Connection, including the setting value (or limit) of relay protection of the Grid relevant with the Power Plant and the setting value (or limit) of relay protection and security automatic device of the Power Plant related with the Grid.

5.4.2 The name list of the contact persons (including the personnel with rights to order dispatch, operation mode personnel, unit and Grid coordination personnel, relay protection personnel, automation personnel and communication personnel etc.) and their contact information shall be provided to Party B.

5.4.3 Party B shall submit the Grid connection commission project and commission schedule in accordance with the requirement of Party A within 5 days upon reception of the confirmation of the notice, and agree the specific date and procedure of the first Grid connection with the Dispatching Agency. Party B shall simultaneously provide the name list of the on-duty personnel who is entitled to accept the dispatching orders and their contact information, and the name list of the operation mode personnel, unit and Grid coordination personnel, relay protection personnel, automation personnel and communication personnel and their contact information.

5.4.4 Party A shall confirm in writing the Grid connection commission project and commission schedule of the unit submitted by Party B prior to the Date of Initial Connection of the Power Plant.

5.5

Party B shall provide to Party A the accurate Chinese materials 90 days prior to the Date of Initial Connection of the Power Plant (unit) (while the factors need to be measured during the start-up of the Grid connection may be provided within 30 days following the Grid connection of the unit, and the on-site operation regulations may be provided 7 days prior to the Grid connection) which include:

(1) the technical specifications, technical parameters and measured parameters (including the zero sequence impendance parameters of the main transformer) of the main equipments such as the power generator (including the speed control and excitation system) and the main transformer etc. which are necessary for the load flow and stability calculation and the setting calculation of the relay protection.

(2) the documents such as the drawings (including the drawing of the whole set of protection of the power generator and the transformer) and the specifications etc. of the relay protection and the security automatic device related with the operation of the Grid.

(3) the documents such as the technical specifications and technical parameters of the dispatching automation equipments related with Party A, the telecontrol information of the Power Plant (including the transformation ratio and the telemetering full scale value of the current transformer and potential transformer), the relevant data of the power energy metering system of the Power Plant and the water regime measuring and forecasting system, and the relevant plan and technical data of the safety measures of the computer system of the Power Plant.

(4) the documents such as the drawing of the communication engineering and the technical specifications of the equipments interconnected or related with the communication network of Party A etc.

(5) the technical specifications and drawing of the excitation system and PSS device (designed and measured parameters), under excitation limitation, loss of excitation and out of step protection, as well as the dynamic monitoring system.

(6) the technical specifications and drawing of the unit speed control system (designed and measured parameters). The start-up and shut-down curve and the rate of the increase and decrease of the load, the designed minimum technical output of the units and the vibration zone of the hydroelectric units, the AGC and AVC of the units, and the relevant parameters and data of the primary control.

(7) other key technical specifications, technical parameters and the measured parameters related with the operation of the Grid.

(8) the regulations of the on-site operation.

(9) electrical wiring diagram.

(10) the measures intended to guarantee the service power of the plant which could meet the security requirements of the Grid.

6	Grid Connection and Dispatching during the Commissioning Period

6.1	Party B shall conduct grid connection commissioning of the Power Plant in accordance with the commissioning projects and the commissioning schedule confirmed by Party A.

6.1.1 The commissioning operation unit of the Power Plant shall be deemed as grid connection operation equipment, and shall be integrated into the power system for unified operation and management, operated in accordance with the operation regulations and norms of the electric power system and subject to unified dispatch.

6.1.2 The Power Plant shall formulate a detailed schedule for the commissioning of the units connected to grid in accordance with the commissioning projects and the commissioning schedule confirmed by the Party A, and report to the Dispatching Agency unit by unit on the basis of the progress of the commissioning (may also report the commissioning of all units all at once if consented by the Dispatching Agency).

6.1.3 Detailed operation of the grid connection commissioning shall strictly follow the dispatch instructions.

6.1.4 When operating the equipment wholly owned by the Power Plant that may jeopardise the grid, the Power Plant must notify the Dispatch Agency in advance to make preparations against any possibility of an accident and strictly follow the commissioning schedule.

6.2	Party A shall assist Party B in its grid connection commissioning.

6.2.1 to incorporate the Power Plant under grid connection commissioning in the formal dispatching scope so that it can be dispatched and managed in accordance with the relevant regulations and norms of the electric power system.

6.2.2 to formulate a special commission and dispatch schedule according to the requirements of the Power Plant and the conditions of the grid (including Emergency addressing measures), rationally arrange the commissioning projects and the commissioning schedule; and notify the Power Plant about the commissioning schedule before the commissioning;

6.2.3 The commissioning unit must undergo the following tests and reach the relevant technical indicators and meet the designing requirements;

(1) field test of the modular parameters of the excitation system and the speed regulation system;

(2) PSS on-spot test;

(3) Primary frequency regulation, test of AGC function;

(4) Test of leading phase capability, minimum technical output test.

The grid connection unit must pass the tests set out in (1), (2) and (3) above, and may conduct a full-load commissioning only when approved by the Dispatch Agency. Tests set out in (4) must be completed in the period of 3 months of operation, and a test report must be submitted to the Dispatch Agency as scheduled.

6.2.4 The full-load commissioning of the unit must be conducted by following relevant regulations of the state, and the results must be examined and approved by a relevant quality supervisory agency.

6.2.5 The two Parties may, after consultations, adjust the commissioning schedule in a rolling manner in accordance with the progress of the unit commissioning and the grid operation.

7	Dispatching Operation

7.1	The Power Plant’s operator on duty must strictly follow the dispatching instructions of the dispatcher on duty of the Dispatching Agency.

7.1.1 The Power Plant must promptly and accurately carry out the dispatching instructions of the Dispatching Agency, and must not refuse, or delay the implementation of, the instruction on any excuse. If the Power Plant’s operator on duty believes that the dispatching instruction is incorrect, he or she must immediately report the same to the dispatcher who gives such dispatching instruction. When the dispatcher conforms and re-issues the same instruction, the operator must implement the instruction. If implementation of that instruction will truly endanger personal, grid or equipment safety, he or she should refuse the instruction, simultaneously give his or her reasons for the refusal and propose an amendment to the dispatcher who gives the instruction, and simultaneously report the same to his or her immediate superiors.

7.1.2 For the equipment used for direct dispatching by the Dispatching Agency, the Power Plant must strictly abide by relevant dispatching operation rules, operate such equipment according to the dispatching instructions, truthfully report the actual on-spot situation and answer any query raised by the Dispatching Agency’s dispatcher on duty.

7.1.3 For the equipment, operation of which needs the permission of the Dispatching Agency, the Power Plant’s operator on duty must obtain consent of the Dispatching Agency’s dispatcher on duty before operating such equipment. Only when the consent is obtained, may the operator operate the equipment in accordance with the Dispatching Regulations of Power System and the Power Plant On-sport Operation Regulations.

7.2

The Dispatching Agency shall arrange the Daily Generation Dispatch Schedule Curve of the Power Plant in a reasonable manner in accordance with relevant requirements. In operation, the dispatcher may appropriately moderate the Daily Generation Dispatch Schedule Curve according to actual operation.

7.3	If the Power Plant’s equipment operates in an abnormal manner, the Power Plant shall act in accordance with the provisions of the Dispatching Regulations of Power System.

7.4

The Dispatching Agency shall arrange the Power Plant to participate in the peak regulation, frequency regulation, voltage regulation and reserve in a safe, efficient, economical manner and in the principle that the regulation range of the units of the same grid and same type in terms of technical conditions should be, by and large, the same, while in consideration of the grid structure and the electrical technology level of the Power Plant.

	7.4.1	Peak regulation

The Power Plant shall participate in the peak regulation of the power system in accordance with the relevant regulations, standards of the state, and the capacity of the unit. The range of regulation shall meet the relevant regulations, standards of the state, or the designing standard.

	7.4.2	Frequency regulation

The Power Plant shall participate in the frequency regulation of the power system in accordance with the requirements set out in the dispatching administration regulations of power system.

The AGC setting parameters and the response speed of the unit’s capacity shall meet the requirements for safe grid operation, and shall be set by the Dispatching Agency according to the unit’s properties, testing results and the relevant requirements. Once set, Party B must not change them without authorization. The entry or exit of the AGC of the unit shall follow the dispatching instructions.

	7.4.3	Voltage regulation

The Power Plant shall operate in accordance with the reactive capacity curve (or voltage curve) issued by the Dispatching Agency so as to ensure that the operation of the bus of the Power Plant is in the prescribed scope. If the Power Plant has lost its control of voltage, it shall immediately report it to the dispatcher on duty of the Dispatching Agency.

The AVC setting parameters and the response speed of the unit’s capacity shall meet the requirements for safe grid operation, and shall be set by the Dispatching Agency according to the unit’s properties, testing results and the relevant requirements. Once set, Party B must not change them without authorization. The entry or exit of the AVC of the unit shall follow the dispatching instructions.

	7.4.4	Reserve

The Power Plant shall keep a certain proportion of the spinning reserve capacity as required by the Dispatching Agency. When the spinning reserve capacity is insufficient to meet the requirement of the Dispatching Agency, it shall immediately report the same to the dispatcher on duty of the Dispatching Agency.

7.5

If Party A occurs any special operation mode as a result of equipment upgrading or any other reasons, which may affect the normal operation of the Power Plant, the Dispatching Agency shall notify the Power Plant the relevant solution in advance, and implement the agreed solution.

7.6

If Party B occurs any special operation mode as a result of equipment upgrading or any other reasons, which may affect the normal operation of the grid, it shall notify the Dispatching Agency the relevant amendment solution in advance, and implement the agreed solution.

7.7

The Dispatching Agency shall regularly organize power plants connected to the grid to attend grid dispatching operation meetings to analyse the grid operation, estimate new developments of the power system, report the implementation of the grid safety technology measures, discuss and address major issues concerning the operation of the power system. Party B shall report the operation of the Power Plant and implementation of the safety technology measures of the Power Plant.

7.8	Party A and Party B shall exchange the name lists of personnel on duty. In case of any change of such personnel, the Party concerned shall notify the other in a timely manner.

8	Power Generation Schedule

8.1

Party B shall submit a power generation schedule of the year, month, public holidays or the special operation mode in accordance with the signed Power Purchase and Sale Contract, actual conditions of the Power Plant as well as the following requirements:

(1) Party B shall submit to Party A a proposal of the power generation schedule of the next year 15 days prior to the first connection of the unit to the grid, and before October 31 of each of subsequent years.

(2) Party B shall submit to Party A a proposal of the power generation schedule of the next month before 20th of each month.

(3) Party B shall submit to Party A a proposal of the power generation schedule of the period of the public holidays or occurrence of the special operation mode 3 days before the public holidays (including New Year, Chinese New Year, International Labour Day and National Day etc.) or occurrence of the special operation mode.

8.2	Party A shall notify Party B its power generation schedule of the next month before 28th of each month.

8.3

Pursuant to the monthly power generation schedule formulated in accordance with Clause 8.2, actual grid conditions and the data provided by the Power Plant (the Power Plant must declare to the Dispatching Agency the maximum Available Capacity of Unit and changes of the

Available Capacity of Unit of the next day before 11:00 each day; it shall also report any defect or breakdown which affects the capability of the power generation equipment, as well as the adoption of AGC in the unit), the Dispatching Agency shall formulate the Daily Generation Dispatch Schedule Curve of the next day of the Power Plant and issue such Daily Generation Dispatch Schedule Curve to the Power Plant before 18:00 each day.

8.4

The Power Plant shall strictly implement the Daily Generation Dispatch Schedule Curve (including temporary amendment to the curve by the dispatcher on duty) and the dispatching instructions issued by the Dispatching Agency, timely adjust the active output of the unit, and arrange its production.

9	Equipment Maintenance

9.1	The maintenance of the equipments in the Power Plant for Grid connected operation shall be carried out as scheduled.

9.1.1 Party B shall submit the proposed annual, monthly, holiday and special operation mode equipment maintenance schedules to the Dispatching Agency upon provision of the proposed annual, monthly, weekly, holiday and special operation mode power generation schedules to Party A.

9.1.2 Following mutual consultations between both Parties, the Dispatching Agency shall incorporate the equipment maintenance schedule of the Power Plant into the annual, monthly, weekly, holiday and special operation mode maintenance schedule of the power system.

(1) The Power Plant shall be notified of the certified annual equipment maintenance schedule of the Power Plant for the next year prior to 15 December each year.

(2) The Power Plant shall be notified of the certified monthly equipment maintenance schedule of the Power Plant for the next month prior to the 28th day of each month.

(3) The Power Plant shall be notified of the public holidays or special operation mode equipment maintenance schedule prior to the public holidays or occurrence of the special operation mode.

9.2

If the Power Plant needs to eliminate the defects during the valley period of load, it shall apply in advance to the Dispatching Agency, and the Dispatching Agency shall try to arrange it in consideration of the conditions of the Grid and amend the daily power generation schedule curve in a timely manner.

9.3	Application for Maintenance and Reply

The Power Plant shall submit the application for maintenance to the Dispatching Agency in advance, and the actual maintenance of the equipments in the Power Plant shall not commence until the approval is obtained.

The application for maintenance shall be submitted to the Dispatching Agency in accordance with the relevant dispatching regulations prior to the commencement of the actual maintenance.

9.4

In respect of the equipment maintenance which has obtained the approval, it shall not commence until the on-duty dispatcher agrees prior to the change of the status of the equipment. If the equipment maintenance has been completed, the status shall not be changed until the permission of the on-duty dispatcher is obtained. Party B shall complete the maintenance strictly in accordance with the approved maintenance schedule.

9.4.1 Where the Power Plant fails to carry out the maintenance as scheduled due to its own reasons, it shall apply to the Dispatching Agency for amending the maintenance schedule prior to the scheduled commencement of the maintenance. The Dispatching Agency shall adjust the maintenance schedule reasonably in consideration of the operation of the Grid. Where it could be arranged, the Power Plant shall be notified of the adjusted maintenance schedule in advance; where it could not be arranged indeed, the Power Plant shall make all its efforts to implement as the originally scheduled, otherwise, the Dispatching Agency will not in principle arrange another scheduled maintenance in the same year.

9.4.2 Where the maintenance needs to be postponed, the Power Plant shall apply to the Dispatching Agency for handling the procedures to postpone the maintenance prior to the end of the first half of the approved maintenance period.

9.4.3 Where the Power Plant fails to carry out the maintenance as scheduled due to the demand of the operation of the power system, the Dispatching Agency shall negotiate with the Power Plant in advance, to adjust the maintenance schedule and notify the Power Plant. If the unit must operate in the extended term of service, both Parties shall negotiate to work out the emergency measures in respect of the Emergency which could occur during the operation of the unit in the extended term of service, and the procedure of changing into the status of maintenance and then handle in accordance with the relevant regulations.

9.5

If the maintenance of the primary equipments of the Grid affects the output of the Power Plant, it shall be coordinated with the maintenance (or shutdown and standby) of the equipments in the Power Plant as much as possible.

9.6

The Dispatching Agency shall reasonably arrange the maintenance of the secondary equipments of the Grid and the Power Plant such as relay protection and security automatic device, power dispatching automation and power dispatching communication system etc. in its jurisdiction of dispatching. In principle, the maintenance of the secondary equipments shall not affect the normal operation of the primary equipments. Otherwise, it shall be coordinated with the maintenance of the primary equipments as much as possible.

9.7

Upon completion of the maintenance of the equipments, the Power Plant shall report to the Dispatching Agency in a timely manner and resume the operation of the equipments in accordance with the regulations.

10	Relay Protection and Security Automatic Device

10.1

The Dispatching Agency of Party A shall be responsible for the dispatching management of the relay protection and security automatic device in its jurisdiction of dispatching, and carry out the following work:

(1) upon the occurrence of the tripping of the relay protection and security automatic device, coordinating with Party B to analyze and handle the accident.

(2) upon the occurrence of the false tripping or defect of the relay protection and security automatic device, urging, instructing and coordinating Party B to handle in a timely manner.

(3) instructing and coordinating with the Power Plant in respect of the setting and operation related with the relay protection and security automatic device.

10.2	Party B shall be responsible for the operation management of the relay protection and security automatic device which belong to it, and carry out the following work:

(1) being responsible for the calculation of setting and operation maintenance of the relay protection and security automatic device which belong to the Power Plant, analyze and assess the tripping of the device and report to the Dispatching Agency.

(2) commissioning, verifying and maintaining the relay protection and security automatic device which belong to it, in order to keep them conforming to the technical requirements of the device and the requirements of setting, and keep the complete commission report and record.

(3) The relay protection and security automatic device related with the operation of the Grid must conform to the requirements of the Grid, and the model selection of the relevant equipments shall obtain the consent of the Dispatching Agency.

(4) If the status of the relay protection and security automatic device of Party A has changed, the Power Plant shall change the setting value and operation status of the relay protection and security automatic device which belong to it in a timely manner in accordance with the requirements of the Dispatching Agency.

(5) upon the occurrence of the tripping of the relay protection and security automatic device in the Power Plant, Party B shall report to the on-duty personnel of the Dispatching Agency in a timely manner and analyze and handle in accordance with the regulations, submit the relevant documents to the Dispatching Agency and coordinate with it to analyze and handle the accident in accordance with its requirements.

(6) upon the occurrence of the false tripping or defects of the relay protection and security automatic device, Party B shall report to the on-duty personnel of the Dispatching Agency in a timely manner, handle in accordance with the regulations, analyze the reasons and take the counter measures, as well as submit the relevant issues in writing to the Dispatching Agency.

(7) implementing strictly the anti-failure measures of the relay protection and security automatic device required by Party A.

(8) completing the operation analysis report of the relay protection (including the circuit protection, transformer protection, generator protection and bus protection etc.) and security automatic device of the Power Plant in the previous month prior to the 5th business day of each month, and providing to the Dispatching Agency.

10.3	In order to improve the stability of the power system, both Parties shall update and renovate the equipments in a timely manner.

10.3.1 The renovation of the relay protection and security automatic device shall be coordinated with each other to ensure the compatibility of the equipments of both Parties.

10.3.2 The renovated equipment must be commissioned and accepted, and put into operation in accordance with the established procedure upon confirmation of acceptability.

10.4	The relay protection and security automatic device of Party B shall meet the following key indicators (with no considerations of the false tripping and rejection):

(1) The completion rate of verification of the relay protection and security automatic device required to be verified shall be 100%;

(2) The in-service rate of the circuit fast protection, bus differential protection and the security automatic device shall be 100%;

(3) The hit rate of the operation of all protections ≥ 99.62%;

(4) The intact fault recording rate shall be 100%.

10.5

Both Parties shall appoint separately the personnel to be responsible for the operation and maintenance of the relay protection and security automatic device, to ensure the normal operation of the relay protection and security automatic device.

11	Dispatching Automation

11.1

Party A, the Dispatching Agency, shall be responsible for the management of the dispatching automation system and conducting the following work within its scope of authorization in respect of the dispatching work:

(1) supervising the reliability of the operation of the dispatching automation system, monitoring the operation of the power energy automation system, assisting Party B with its investigation of any accident; urging, guiding and coordinating with Party B in addressing any defects of the automation equipment;

(2) providing conditions for connection of the automation signals of the Power Plant in accordance with designing requirements;

(3) promptly and accurately transmitting the relevant signals of the system to the dispatching automation system of the Power Plant;

(4) analysing the cause of any breakdown of the dispatching automation system in a timely manner and taking prevention measures;

(5) urging, guiding the implementation of the Regulations on the Safety and Protection of the Second System of the Power Energy issued by the State Electricity Regulatory Commission.

11.2	Party B shall be responsible for the operation and maintenance of the dispatch automation and the electricity measuring equipment on the end of the Power Plant and conduct the following work:

(1) The remote terminal data and the electric quantity measurement data of the Power Plant’s RTU, computer monitoring system, electric quantity collecting and transmission device shall be transmitted to the relevant dispatching automation system and the electric quantity measurement system of the Dispatching Agency in accordance with the agreed transmission regulations. The electric quantity measurement system shall pass the tests conducted by a qualified inspector acceptable to both Parties so as to ensure the correct transmission of the data. The data collecting times and accuracy of the real-time information of the operation of the equipment of the Power Plant shall satisfy the operation requirements of relevant regulations and the Dispatching Agency.

(2) Party B shall satisfy Party A’s requirements in respect of the collection and application of the information of the protection (breakdown) information system, water adjustment automation system, WAMS system, etc.

(3) Party B shall collect the following automation information and transmit the same directly to Party A: P and Q values of the generator, P and Q values of main transformer (high voltage side), U value of bus, P, Q and I values of Grid Connection Metering Gateway and the relevant lines, signals of the generator, main transformer and circuit breaker as well as the disconnecting switch, the disconnecting switch signals relevant with the operation of the bus, the accident signals of the Power Plant, signals of PSS in service and out of service; primary frequency regulation in service and out of service.

(4) Party B shall timely analyze the causes of the breakdown of its dispatching automation and relevant systems, take prevention measures.

(5) Party B shall assist Party A with its dispatching of automation, and operation and maintenance of relevant systems, cooperate with Party A with its investigation of an accident.

(6) The computer monitoring system of the Power Plant must be in compliance with the Regulations on the Safety and Protection of the Second System of the Power Energy issued by the State Electricity Regulatory Commission.

(7) A new unit must complete AGC function test and the system commissioning during the grid connection commissioning period, and be subject to the AGC control of the Dispatching Agency after the end of such commissioning.

(8) The remote terminal equipment connected to Party A’s automation system and the monitoring system shall satisfy the relevant technical requirements of the dispatching automation raised by Party A.

(9) The hydroelectric plant shall be able to receive the daily power generation dispatching schedule issued by Party A’s dispatching office.

(10) Party B shall submit the statement of the previous month to the Dispatching Agency as required on the 3rd day of each month. Party A shall assess responsible entity in accordance with relevant rules and regulations.

11.3

Both Parties shall conduct maintenance of the automation equipment in accordance with the Regulations of Yunnan Grid Dispatching Management, the Interim Provisions of Yunnan Grid Dispatching Automation Management and Regulations on Automatic Power Generation Control and Management of Yunnan Grid, and must not wilfully withdraw or cease such equipment.

11.4	Each Party shall appoint a dedicated person(s) to be in charge of the operation and maintenance of its own dispatching automation system, and ensure the normal operation of such automation system.

12	Dispatching Communication

12.1	Party A shall be responsible for the operation and maintenance of the dispatching communication system at the dispatching terminal, and conduct the following work:

(1) supervising the reliability of the operation of the dispatching communication system, be responsible for monitoring and regulation of the operation of the communication system, and coordinating in case of any material issue arising in operation;

(2) be responsible for the operation and maintenance of the communication equipment and line at the end of dispatching terminal;

(3) analysing the cause of any breakdown of the dispatching communication system in a timely manner and taking prevention measures;

(4) urging, guiding and coordinating the operation and maintenance of Party B’s dispatching communication system, and assisting Party B with its investigation of any accident.

12.2	Party B shall be responsible for the operation and maintenance of the dispatching communication system at the terminal of the Power Plant, and meet the following requirements:

(1) be responsible for the operation and maintenance of the dispatching communication system at the terminal of the Power Plant, and guarantee its reliable operation; conducting statistical analysis of the operation, assessment of the operation, and submitting the statement to Party A on a monthly basis;

(2) analysing the cause of any breakdown of the dispatching communication system in a timely manner and taking prevention measures;

(3) assisting Party A with its operation and maintenance of the dispatching communication system, abiding by Party A’s dispatching instructions, and assisting Party A with its investigation of any accident.

12.3

Party B’s communication equipment for the connection to the power communication network of Party A shall be identical in terms of model and figuration, and obtain Party A’s approval. Technical proposal may be adopted for connection to the power communication network only when it has been approved by Party A’s department in charge of communication.

12.4

The carrier frequency, wireless radio frequency of Party B must be the same as that of power communication network of Party A; Party B must apply to Party A for the use of the same, and may use them only when they are approved and given written consent by Party A.

12.5	Both Parties shall have alternative communication system, and ensure the smooth transmission of communications between the grid and the Power Plant.

12.6	Party B’s dispatching communication system shall reach the following major operation indicators:

1) The operation rate of the optical communication equipment must be 99.98% or more.

2) The operation rate of the dispatching exchange equipment must be 99.85% or more.

3) The operation rate of the carrier equipment must be 99.93% or more.

4) The inadequacy rate of equipment must be 100%.

5) The operation rate of the network equipment must be 99.99% or more.

12.7

Each Party shall appoint a dedicated person(s) to be in charge of the operation and maintenance of its own dispatching communication system, and ensure the normal operation of such communication system.

13	Other Requirements to Ensure the Safe Operation of the Grid

13.1	Primary Frequency Regulation Function of the Unit

13.1.1 All units connected to Yunnan electric grid shall have and perform the function of primary frequency regulation. The primary frequency regulation test of Party B’s new units shall be completed prior to its full-load running test. Relevant test reports shall be provided and implemented in the running.

13.1.2 The Power Plant shall establish a complete management system to ensure the function of the primary frequency regulation of the units can be performed safely. If a unit fails to perform its function of the primary frequency regulation, or the capability of the primary frequency regulation of the unit changes, resulting in any adjustment of the fixed value, the Power Plant shall promptly make an application to the Dispatching Agency and stop the function of the primary frequency regulation with its approval.

13.1.3 If any parameter related to the primary frequency regulation function is changed, various data must meet the technical standards of the primary frequency regulation. Relevant materials shall be submitted within one business day after such change. After the equipment modification or overhaul related to the primary frequency regulation function of the unit, relevant test shall be conducted, and the acceptance form of application of the primary frequency regulation function shall be submitted to the Dispatching Agency within three business days after such test. Relevant test materials shall be submitted within one month.

13.1.4 The Power Plant shall submit relevant test plan of the primary frequency regulation to competent Dispatching Agency two weeks prior to such test, and provide formal test report within two weeks after the completion of such test. The test results shall be examined and accepted by competent Dispatching Agency.

13.1.5 The Power Plant shall procure the primary frequency regulation function of its units shall meet the technical requirements as follows:

(1) the permanent slip rate shall be no more than 3%;

(2) the speed dead band of the main servomotor on the side iX shall be no more than 0.04%;

the dead time of the servomotor shall be no more than 0.2S;

(3) the dead band of the primary frequency regulation of the units shall be no more than ±0.05Hz; the lag time of response of the primary frequency regulation shall be no more than 3 seconds and the stable time shall be less than 60 seconds. Where the variation of the grid frequency exceeds the dead band of the primary frequency regulation of the unit, the average deviation between the actual capacity output of the unit and the response target of the unit shall be within ±3% of the rated actual output of the unit;

(4) there is no restriction on the variation of the load of the unit’s primary frequency regulation.

13.1.6 The materials and data related to the primary frequency regulation submitted by Power Plant to the Dispatching Agency shall include:

(1) the acceptance form of application of the primary frequency regulation function;

(2) transfer function of the speed governing system, parameters of various stages and relevant test reports;

(3) testing reports of he permanent slip rate of the speed governing system, the speed dead band ix and the dead time of the servomotor;

(4) the curve of variation of the unit load with the frequency in the dynamic test of the primary frequency regulation of the unit. The sampling time period shall be no more than 1s.

13.2	Field Measurement of Parameters of the Unit Speed-governing System Model

13.2.1 The field measurement of the parameters of the speed-governing system model of Party B’s unit shall be completed prior to the full-load running test.

13.2.2 The Power Plant shall submit the plan for field measurement test of the parameters of the speed-governing system model to competent Dispatching Agency two weeks prior to the test. A formal test report shall be submitted within two weeks after the completion of such test. The test results shall be examined and accepted by competent Dispatching Agency.

13.3	Function of Excitation System of Unit

13.3.1 The excitation systems of all units connected to regional power system of Yunnan electric grid shall meet the requirements of Yunnan grid in terms of safe and stable operation;

13.3.2 The excitation systems of Party B’s units shall be equipped with PSS;

13.3.3 The Power Plant shall provide the Dispatching Agency with the type of the excitation system, the transfer function model and relevant design parameters prior to the connection of a new unit. The field measurement of the excitation system and PSS on-site testing shall be completed prior to the full-load running test of the unit.

13.3.4 Party B’s Power Plant shall procure the PSS function of the units can be performed safely according to relevant requirements. The Power Plant can cease the PSS function of the units only when its application to the Dispatching Agency has been approved.

13.3.5 The Power Plant shall submit the plan for field measurement of the parameters of the excitation model and the plan for PSS on-site testing to competent Dispatching Agency two weeks prior to such tests. Formal test reports shall be submitted within two weeks after the completion of such tests. The test results shall be examined and accepted by competent Dispatching Agency.

13.3.6 The excitation systems of the units shall meet the technical requirements as follows:

(1) the time of delay of self-parallel excitation system shall be no more than 0.03 second;

(2) the automatic regulating excitation system shall procure the accuracy of voltage adjustment at the generator terminal shall be over 1%;

(3) the annual rate of Forced Outage of the excitation system shall be no more than 0.5%;

(4) the nominal response of the excitation system shall be no less than 2 unit/second; the rising time (reinforced excitation) of fast excitation system (SCR excitation system and high initial response excitation system) shall be no more than 0.08 second and the fall time (fast loss of excitation) shall be no more than 0.15 second.

(5) the PSS function shall be performed reliably and no anti-regulation shall occur.

13.4	Under-excitation Test of the Units

13.4.1 The under-excitation test of a new unit shall be completed within 3 months after the commencement of its commercial operation. Relevant test report shall be provided. Prior to such test, if necessary, Party A is entitled to require Party B to operate the unit on the basis of 0.95 of the full-load running under-excitation factor.

13.4.2 The Power Plant shall submit the plan for the test to competent Dispatching Agency two weeks prior to the test. A formal test report shall be submitted within two weeks after the completion of such test. The test results shall be examined and accepted by competent Dispatching Agency.

13.5	Black Start Test

13.5.1 The Power Plant shall prepare its plan for black start and amend it every year according to the requirements of the power grid and the actual situation of the plant. Such plan shall be filed to the dispatching center for record.

13.5.2 The Power Plant shall carry out self-start test as required by the Dispatching Agency to see whether it has self-start capability. The test results shall be examined and accepted by competent Dispatching Agency.

14	Accident Handling and Investigation

14.1

The Dispatching Agency and the Power Plant shall handling any accident happened within their control properly and promptly according to the Dispatching Regulations of Power System and on-site operations regulations of the Power Plant. The information related to the accident handling shall be notified one another.

14.2

The equipment accident within the control of the Dispatching Agency shall be handled strictly according to the instructions of the on-duty dispatcher (unless it is an accident as set out in the on-site regulations which might put any person or equipment at risk.)

14.3

The Dispatching Agency shall set down accident handling principles and detailed anti-accident measures according the relevant regulations, the structure of the grid, operation features and actual situation of the Power Plant, and expressly give the requirements on necessary measures which the Power Plant shall take (including black start test and its plan).

14.3.1 In case of any emergency which threatens the safety of the grid, the on-duty dispatcher of the Dispatching Agency may take necessary steps to procure and resume the safe operation of the grid, including adjusting the generation output of the Power Plant, giving instructions of starting or stopping the units, disconnecting the Power Plant from the grid, etc.

14.3.2 If the Power Plant or any unit is required to be disconnected, the Dispatching Agency shall resume the connection and operation of the Power Plant or the unit after such emergency is over or has been remedied.

14.3.3 The Dispatching Agency shall explain the reason of disconnection of the Power Plant or the unit to Party B thereafter.

14.4

The Party or both Parties claiming the occurrence of the accident shall investigate the accident. The finding of the investigation shall include: the reason of the accident, the party or parties who shall be liable for the accident and their detailed liabilities, anti-accident measures to prevent similar accidents. The Party who is liable for the accident shall bear relevant liabilities according to the finding of the investigation and implement any anti-accident measure in a timely manner.

14.4.1 In respect of any accident of the grid, where Party A is responsible for the investigation, it shall invite Party B to investigate when Party B is relevant. Party B shall support and cooperate with Party A in its investigation by providing the fault recorded diagram, running status of the accident, relevant data and other accident analysis materials.

14.4.2 In respect of any accident of the Power Plant, where Party B is responsible for the investigation, it shall invite Party A to investigate when Party A is relevant. Party A shall support and cooperate with Party B in its investigation by providing the fault recorded diagram, running status of the accident, relevant data and other accident analysis materials.

14.4.3 In respect of any accident related the grid and the Power Plant, if the cause cannot be determined and agreed within a short period of time, both Parties shall set up a special co-investigation team to investigate the accident according to relevant regulations.

14.4.4 The investigation report(s) related to the accident happened on one Party or on both Parties shall be made public. The content of the report(s) shall include: the cause of the accident, the handling process of the accident, the party who is liable for the accident and the liabilities it shall bear, the improvement plan and any preventative measures, etc.

14.4.5 The Party who is liable for the accident shall remedy its fault in a timely manner and implement any improvement plan and preventative measures. Where the improvement plan and any preventative measures are relevant to the other Party, they shall be accepted by such other Party.

15	Force Majeure

15.1

If the occurrence of the Event of Force Majeure totally or partially prevents a Party performing any of its obligations under this Agreement, such Party may suspend performing its obligations, provided that:

(1) the extent to and time period for the obligation exemption and delay shall not exceed the extent and time period as reasonably required for eliminating the impact caused by the Event of Force Majeure;

(2) the Party which is affected by the Event of Force Majeure shall continue its other obligations under this Agreement which are not affected by the Event of Force Majeure;

(3) once the Event of Force Majeure ends, such Party shall resume the performance of this Agreement as soon as possible.

15.2

If any Party is prevented from performing this Agreement due to any Event of Force Majeure, such Party shall notify the other Party in writing within 3 days, indicating the occurrence date of the Event of Force Majeure, the time period during which the Event of Force Majeure is estimated to last, the nature of the event, the impact on the performance of such Party of this Agreement, and any measures that have been taken by such Party to reduce the impact of such Event of Force Majeure.

As required by the other Party, the Party which is affected by any Event of Force Majeure shall provide the other Party with an evidential document in relation to the occurrence of the Event of Force Majeure within 30 days from the date on which such event occurs (in case of interruption of communication, from the date on which the communication resumes) issued by the notary office in the place where the Force Majeure occurs.

15.3

Both Parties affected by the Event of Force Majeure shall take reasonable steps to reduce the losses suffered by one or both of the Parties. Both Parties shall negotiate and implement remedial plans and reasonable alternative measures in a timely manner in order to reduce or eliminate the impact of the Event of Force Majeure.

If the Party which is affected by the Event of Force Majeure fails to make its best efforts to take reasonable measures to mitigate the influence of the Event of Force Majeure, such Party shall bear any additional losses caused by such act.

16	Default Liability

16.1	Any Party’s failure to perform this Agreement shall be deemed as a breach of contract, and the other Party shall be entitled to require the defaulting party to bear the default liability.

16.2	Where any of the following default with respect to Party A occurs, it shall be liable to Party B for such default:

(1) failing to perform the obligations set out in Clause 3, which results in the direct economic loss to Party B.

(2) violating the provisions of Clause 4.2, which results in the failure of power generation of the Power Plant or the direct economic loss to Party B.

(3) violating the provisions of Clause 5.3 and Clause 5.4, which results in the direct economic loss to Party B.

(4) violating the provisions of Clause 6.2, which results in the direct economic loss to Party B.

(5) the Dispatching Agency required the Power Plant (unit) to carry out the peak modulation, frequency modulation and pressure modulation beyond is designed capacity or the provisions of this Agreement, which results in the direct economic loss to Party B.

16.3	Where any of the following default with respect to Party B occurs, it shall be liable to Party A for such default:

(1) failing to perform the obligations set out in Clause 3, which results in the direct economic loss to Party A.

(2) failing to complete the preparatory work the Grid connection pursuant to the relevant provisions of Clause 4, which results in the direct economic loss to Party A.

(3) violating the provisions of Clause 5.2 and Clause 5.4, which results in the direct economic loss to Party A.

(4) violating the provisions of Clause 6.1 and Clause 7.1.1.

(5) the abnormal state or failure of the primary and secondary equipments in the Power Plant related with the operation of the Grid due to Party B’s reason, which results in the direct economic loss to Party A.

(6) failing to engage in the peak modulation, frequency modulation, pressure modulation and standby of the power system pursuant to the provisions of Clause 7.4.

(7) failing to report to the Dispatching Agency the actual condition of the equipments (such as the generator, primary and secondary electric equipment etc.) and the relevant facilities in the Power Plant.

(8) the relay protection and security automatic device in the Power Plant fail to meet the index set out in Clause 10.2, or the relay protection and security automatic device occur failure or does not work properly due to Party B’s reason, which results in the accident and the expansion of the accident and the direct economic loss of Party A.

(9) the dispatching automation system in the Power Plant fails to meet the indicators set out in Clause 11.4, or the dispatching automation system occurs failure due to Party B’s reason, which results in the accident and the expansion of the accident and the direct economic loss of Party A.

(10) the dispatching communication system in the Power Plant fails to meet the indicators set out in Clause 12.6, or the dispatching communication system occurs failure due to Party B’s reason, which results in the accident and the expansion of the accident and the direct economic loss of Party A.

16.4

Where any of the following material defaults with respect to Party B occurs, Party A may take enforcement, even to split the defaulting Power Plant (unit). Party B shall not be entitled to claim against Party A for the loss incurs due to such split.

(1) The Power Plant started up the unit to connect with the Grid or shut down the unit to split without the consent of the Dispatching Agency.

(2) In case of Emergency, the Power Plant violated the provisions of Clause 6.1 and Clause 7.1.1.

(3) In case of Emergency, the Power Plant failed to report to the Dispatching Agency the actual condition of the equipments (such as the generators, primary and secondary electric equipments etc.) and the relevant facilities in the Power Plant.

16.5

Unless otherwise set out in this Agreement, in case of the occurrence of any default, the non-defaulting Party shall notify promptly the defaulting Party to stop defaulting and deliver a writing notice to the defaulting Party to request it to remedy the default and bear the default liability pursuant to the provisions of this Agreement.

16.6

The defaulting Party shall promptly take measures to remedy its default, confirm its default pursuant to the provisions of this Agreement and take the default liability pursuant to the relevant clauses of the Power Purchase and Sale Contract.

16.7

Prior to the expire of the term of performance set out in this Agreement, if either Party expresses or implies with its acts that it will not perform its obligations under this Agreement, the other Party may request it to take the default liability.

17	Effectiveness and Term of the Agreement

This Agreement shall come into force upon the execution by the legal representatives or authorized representatives of both Parties and affixture of seals of company, the term shall be one year and this Agreement shall continue to be effective until the new agreement is executed.

18	Alteration, Transfer and Termination of the Agreement

18.1	Any alteration, revision and supplement to this Agreement shall be in writing and the conditions for effectiveness shall the same as Clause 17.

18.2

Both Parties expressly agree that neither of them has the right to transfer all or part of its rights and obligations under this Agreement to a third party without prior written consent of the other Party.

18.3	During the term of this Agreement, both Parties agree to make relevant adjustments and amendments to this Agreement in the event of any change of relevant state laws, regulations, rules and policies.

18.4	Termination of Agreement

In case of occurrence of any of following events, the other Party has the right to terminate this Agreement after sending a termination notice:

(1) a Party becomes bankrupt or is the subject of proceedings for liquidation or its business license or power business permit is revoked;

(2) a Party is merged with another entity or transfers all or most of its assets to another entity and the existing entity is unable to reasonably bear all of its obligations under this Agreement;

19	Dispute Settlement

19.1

Any dispute arising out of or in relation to the performance of this Agreement shall be first settled by both Parties through negotiation. It may be submitted to the national electricity regulatory authority for mediation. If it fails to be settled through negotiation and meditation, the Parties agree to submit such dispute to Dehong Arbitration Commission and apply for arbitration in accordance with its arbitration rules. The arbitral award shall be final and binding on the Parties.

20	Applicable Law

20.1	The execution, effectiveness, construction, performance and dispute settlement in respect of this Agreement shall be governed by PRC law.

21	Miscellaneous

21.1	Confidentiality

Both Parties shall treat as confidential any materials and documents which are acquired from the other Party and could not be obtained from public domain. Without the consent of such other Party which provides such materials and documents, the Party shall not divulge any or all of such materials and documents to any third party, unless as otherwise required by the state.

21.2	Schedules

Schedule 1: Diagram of Grid Connection Points

Schedule 2: Power Plant’s Technical Parameters

Schedule 3: Division of Scope of Dispatch of Plant’s Equipment

The schedules to this Agreement (including the special terms) are the integral part of this Agreement, and shall be as valid as this Agreement. In case any discrepancy occurs between the interpretation of the body text and the schedules of this Agreement, in consideration of the nature of the subject matter of the dispute, the content which is most relevant to the dispute and can better handle such dispute shall be prevail. If the discrepancy and dispute cannot be solved in accordance the above principles, both Parties shall negotiate to determine on a good faith basis for the purpose of this Agreement.

21.3	Entire Agreement

This Agreement (including the special terms) and its schedules constitute the entire agreement between the Parties in respect of the subject of this Agreement, and shall supersede any prior discussions, negotiations, agreements and contracts between the Parties concerning this Agreement.

21.4	Notice and Delivery

Any notice and document in connection with this Agreement shall be in writing. They shall be deemed as received when the receiver signs for confirmation if they are sent by registered email, express mail or personal delivery. They shall be deemed as received when they are sent and received by fax. All notices and documents shall come into force when they have been delivered or received. All notices shall be sent to the addresses provided below in this Agreement, or to the revised address where one Party notify the other Party of any change of its address in writing.

21.5	No Waiver

Either Party shall not be deemed as waive its rights if it has not represented in writing to waive any its rights under this Agreement, The failure of either Party to exercise any of its rights under this Agreement shall not be deemed as the waiver of any of such rights or the future waiver of any of such rights.

21.6	Continue to be Effective

The clauses related with the arbitration and confidentiality in this Agreement shall survive the termination of this Agreement.

	1	This Agreement shall be executed in 3 original copies. Party A will hold 2 copies and Party B will hold 1 copy.

	2	The Parties shall negotiate the matters uncovered in this Agreement separately.

Party A (Seal): Yunnan Dehong Power Supply Co., Ltd.	Party B (Seal): Yingjiang County Qinrui Husahe Hydropower Co., Ltd.

Legal Representative:	Legal Representative:

or	or

Authorized Representative:	Authorized Representative:

Date of Signature: 11 August 2010	Date of Signature: 11 August 2010

Special Terms

The Hydroelectric Plant’s reservoir dispatching

1.1	Reservoir particulars and basic parameters

1.1.1 The Power Plant’s reservoir regulation: runoff reservoir

1.1.2 Basic parameters

(1) drainage area under control: 286 km2 (km22)

(2) normal water storage level and corresponding storage capacity: _______m, 450,000 m3 (1044 m33)

(3) dead water level and corresponding storage capacity: ____m3, 150,000 m3 (1044 m33)

(4) designed flood water level and corresponding storage capacity: ____m3, 600,000 m3 (1044 m33)

(5) maximum flood water level and corresponding storage capacity: ____m3, ____ m3 (1044 m33)

(6) anti-flood high water level: _____m

(7) initial dispatch stage in flood period: ____m

1.1.3 Storage capacity

(1) total storage capacity: 450,000 m3 (1044 m33)

(2) anti-flood reservoir capacity: ____ m3 (1044 m33)

(3) storage capacity for irrigation, water supply and power supply: 300,000 m3 (1044 m33)

1.1.4 Rate of flow

(1) designed flood: ______ m3/s

(2) maximum flood: ______ m3/s

(3) designed maximum down flow: 521 m3/s

(4) designed minimum down flow: _______m3/s

(5) maximum power generation: 15.3 m3/s

1.2	Reservoir operation scope

The power generation dispatching of the reservoir shall be the charge of the power dispatching agency, while the flood prevention and control shall be the charge of the Power Plant and the local flood-prevention department.

1.3	Reservoir operation principles

(1) The reservoir operation shall be conducted in accordance with relevant laws and regulations, as well as the reservoir operation rules so as to ensure safe operation of the reservoir.

(2) The reservoir operation shall be conducted in strict accordance with the designed flood prevention principles so as to ensure the safety of the key project, and meet the requirements of anti-flood standards in the upper reach and the lower reach.

(3) Making full use of water energy resources, and giving full play to the role of the comprehensive use of the reservoir.

1.4	Basic requirements on reservoir operation

(1) Party B shall provide to Party A the hydroelectric station designing materials, operation statistics, and the operation summery required by Party A.

(2) The Power Plant shall timely formulate an annual flood control proposal on the basis of designed anti-flood standards, the reservoir flood control principles and actual conditions. After the proposal is approved, the Power Plant shall file it to the power dispatching agency for record before May 31 each year. The Power Plant shall keep close watch on the climate change in the vicinity during the flood period, and provide information about hydrology and flood prevention in a timely manner, and do a good job in forecasting the short-term flood. In the event of a serious flood situation or a climate which may cause disaster, Party B shall promptly notify Party A. The power dispatching agency shall actively cooperate with the anti-flood commanding authorities in doing a good job in the Power Plant’s flood control work.

(3) The Power Plant shall strengthen the maintenance and management of the automatic monitoring and reporting system, ensure its reliability. The normal operation rate must be higher than 95%; and the qualified rate of hydrology forecasting 92%. The Power Plant shall report information concerning water situation to the power dispatching agency in a timely, accurate and reliable manner, and be subject to supervision and appraisal by the power dispatching agency.

(4) When the repair or maintenance of any hydraulic works affects normal power generation of the Power Plant, the reservoir management office shall formulate a temporary operation proposal and submit the same to the power dispatching agency.

(5) The water level of the Power Plant’s reservoir shall be controlled in accordance with the designed operation diagram or the reservoir’s water level drop plan agreed by both Parties, and ensure that the water level must not be lower than the designed dead water level when the Power Plant is operating. Generally, the water level of the reservoir must reach the normal water storage level at the end of the flood period of each year.

(6) The comprehensive economic efficiency of the Power Plant should be brought to the full, and the role of the Power Plant should be fully displayed in frequency regulation, peak regulation and reservation for guarding against any accident, provided that the Power Plant’s dam and equipment are in sound conditions.

(7) Both Parties shall cooperate with each other, make joint effort, make full use the water energy, use water economically and strive to generate as much electricity as possible. In the event of conflict between the reservoir safety on the one hand and the irrigation, water supply or power supply on the other, the latter shall make way for the former.

Party A (seal):

Legal Representative:

Or Authorized Representative:

Date: _______ 2010

Schedule 1 Party B
Primary Line Connection Diagram of the Power Plant Grid Connection

Schedule 2 Party B

Power Plant’s Technical Parameters

1	Nameplate Parameters

1.1	Units nameplate parameters (unit: MW r/min)

Unit No.	Model of Hydraulic Turbine	Producer	Model of Generator	Producer	Rated Capacity of Generator	Rated Rotating Speed	Rated Capacity Factor	Terminal Voltage

No. 1	HLA339-LJ-116		SF7000-10/2600		7261 kW	600	0.8	6.3 kV

No. 2	HLA339-LJ-116		SF7000-10/2600		7261 kW	600	0.8	6.3 kV

1.2	Units technical plate parameters

Unit No.	Transient Reactance xd’	Secondary Transient Reactance xd”	Negative Sequence Reactance x2	Rotor Inertia Time Constant Tj (S)

No. 1, No. 2	0.192	0.134	0.138

1.3	Main Transformer Nameplate Parameters (unit: kVA)

Main Transformer No.	Model of Main Transformer	Rated Capacity of Main Transformer	Voltage Change Class (kV)	Line Connecting Group	Capacity Ratio	Producer

No. 1	SFs9-31500/100GY	31500	III	YN-Yno-d11

No. 2	SFs8-20000/100	20000	III	YN-Yno-d11

1.4	Main Transformer Technical Parameters

Main Transformer No.	Load Loss (kW)			No-load Loss (kW)	Impedance Voltage (%)			No-load Current (%)

	PK12	PK13	PK23	Po	Ud12	Ud13	Ud23	I0

No. 1	147.615	147.877	128.203	33.68	16.67	9.72	6.23	0.23

No. 2	132.78	131.13	102.74	24.5	17.72	9.99	6.42	0.41

1.5	Grid Connection Line Main Parameters

Line Name	Line No.	Line Length (km)	Voltage Class	Line Model	CT Change

2	Grid Connection Line from Party B’s Power Plant to Party A’s Grid

2.1	Grid connecting point: connecting to Party A’s Husahe (Cascade IV) Switch Station .

2.2	Line name: 110 kV Huzhang Line (111), Lasa Line (112) Zuansa Line (114) .

3	Party B shall provide accurate other technical parameters of the Power Plant based on the equipment designed parameters and the result of grid connection commissioning.

3.1	Normal operation output range

The maximum output of the normal operation of all units of the Power Plant shall be   90  % of the rated capacity; whereas the minimum output of the normal operation of all units of the Power Plant shall be    10   % of the rated capacity.

3.2

When the grid is in a special circumstance, the maximum output of the all units of the Power Plant shall be    80   % of the rated capacity, whereas the minimum output of all units of the Power Plant shall be    10   % of the rated capacity.

3.3	The capacity adjustment speed rate of all units in the normal operation period shall be 12 MW/min.

3.4	The shortest time from the receipt of the dispatching instruction to the transmission of the output from units to the grid, or from zero output to the rated output shall be 20 minutes.

3.5	The shortest time from full-load output to zero-load output after receiving the dispatching instruction shall be 7 minutes.

3.6	The shortest outage time from disconnection of the units from the grid to the resumption of grid connection shall be 4 minutes.

3.7	The leading-phase capability of all units shall be 1, the units’ actual leading-phase capability shall be determined by the results of the leading-phase test.

4

After the Power Plant has been launched into commercial operation, if Party B is aware of any change to the unit operation parameters resulting in its inability to reach the technical indicators prescribed in Clause 3 above, and therefore the relevant parameters need revising. Party B shall give an explanation to the power dispatching agency, and submit the test report confirmed by a qualified organization.

Registration List of Generators and Hydraulic Turbines of the Husahe Cascade IV Power Station

product model			SF7000	I0/2600	producer		Nanning Generating Equipment General Works

Generators (No. 1, 2)	rated capacity	7261 kW	rated frequency	50Hz	connecting by stator winding	Y	leaving plant No.	(1) F 94140

	rated voltage	6300 V	rated recitation voltage	108 V	stator highest temperature			(2) F 94139

	rated current	802 A	rated recitation current	502 A	rotator highest temperature		leaving plant date	(1) F Apr. 1997

	rated rotating speed	600 r/min	rated capacity factor	0.8	standard No.	GB7894-87		(2) F Apr. 1997

	runaway rotating number	1100/min	number of phase	3	total weight	49500 Kg

	date of installation		June 1997		installation company		14th hydraulic bureau

product model			HLA339	LJ-116	producer		Nanning Generating Equipment General Factory

(No. 1, 2) Hydraulic turbine	product No.	GBT15468-95	designed hydraulic head	108m	leaving plant date	(1) F Apr. 1994	leaving plant No.	(1) F 94140
	rated capacity	8750kW	designed flow volume	7.515 m3/s		(2) F Apr. 1994		(2) F 94139
	rated rotating speed	600 r/min	Runaway rotating speed	1100 r/min	total weight	25000 kg
	date of installation	June 1997					installation company	14th Hydraulic Bureau

Date: May 2010	Registered by Liu Qiyun

Registration List of the Main Transformers of Husahe Cascade IV Power Station

Transformer No.1	product model	SFS9-31500/100GY	date of production	June 2002			producer		Yunnan Transformer Factory

	product standard	GB1094.12-1906	utility conditions	outdoor			rated voltage	high pressure	121000V
	rated capacity	31500kVA	cooling method	ONAN ONAF 70/100%				medium pressure	38500V
	rated frequency	50Hz	total weight	57997kg	oil weight	13400kg		low pressure	6300V
	member of phase	3	off-impedance	high-medium	16.67%		rated current	high pressure	150.3A
	linking group	YN-yn0-dH		high-low	9.72%			medium pressure	472.4A
	location of tap-changer	III		medium-low	6.23%			low pressure	2886.8A
	date of installation	May 2002		installation company			Dianxi Electric Power Bureau

Transformer No.2	product model	SFS8-20000/110	date of production	Oct. 1995			Producer		Chongqing Transformer Factory

	product standard	GB1094.1-5-85	utility conditions	Outdoor				high pressure	121000V
	rated capacity	20000kVA	cooling method	ONAN ONAF 62.5/100%			rated voltage	medium pressure	38500V
	rated frequency	50Hz	total weight	13900kg	oil weight	1021kg		low pressure	6300V
	member of phase	3	off-impedance	high-medium	17.72%		rated current	high pressure	95.4A
	linking group	YN-yn0-dH		high-low	9.93%			medium pressure	300A

location of tap-changer	III	medium-low	6.23%	low pressure	1833A
date of installation	June 1997	installation company		14th Hydraulic Bureau

Date: May 2010	Registered by Liu Qiyun

Schedule 3 Division of Scope for the Dispatching and (Property Right)

Administration of the Power Plant’s Equipment

(1) Party A’s dispatching and administration scope: Husahe Cascade IV

Generators No. 1 F, 2 F, main transformers 1B, 2B of Party B’s Cascade IV power station.

(2) Party B: Husahe Cascade IV power station’s 101#, 102#, circuit breaker partition, line and relevant equipment.

(3) Party B: area covered by Husahe Cascade IV

Other equipment other than those dispatched by Party A.

(4) Except Party B’s Cascade IV power station’s generator 1 F, 2 F, main transformer (generator-transformer unit) 1B, 2B, and relay protection (including in-service and off-service operation and adjustment calculation) is under the administration of the Power Plant; the dispatching and administration of other secondary equipment shall be determined as that of the primary equipment.

Schedule 4 Name List of the Dispatching Centre of Yunnan Dehong Electric Power Co., Ltd.

1. Director of the Dispatching Centre: Zhou Mingshan

Office Tel: 0692-8893011

Fax: 0692-8893012

2. Head of Dispatching Division: Wang Shihong, Tel: 8893018

3. Head of Method Relay Protection Division: Luo Liyan Tel: 8893012

4. Head of Telecontrol Communication Division: Li Yongjin Tel: 8893016

5. Dispatching personnel on duty

Dispatcher on duty: Zhou Yunfang, Feng Yue, Peng Wusong, Jiang Yulan, Qu Meirong

Deputy dispatcher on duty: Li Jinghui, Yang Changkui, Wang Zhongwei

Tel of the dispatching office: 0692-8893000, 8893001 (Fax)

Schedule 5 Persons in Charge and Name List of Personnel on Duty of the Company and the Power Plant

1. Company Name: Yingjiang County Qinrui Husahe Hydropower Co., Ltd.

Legal representative: John Douglas Kuhns

Contact details:

2. Name of the Power Station: Husahe Cascade IV

Person in Charge: Yang Xianzhong

Contact details: 8990623 mobile: 13578280371

3. Personnel on Duty:

Team No.	Person in Charge on Duty (deputy)	Person on Duty	Remark (qualification)

1	Wu Zhiming	Yang Mingyan, Yang Jinsheng, Li Liangyuan	qualified
2	Luo Kunhua	Xiao Liying, Zhao Yinghong, Zhou Qingyan	qualified
3	Zeng Aimin	Lei Qiaoyun, Zou Guiling, Diao Ganmo	qualified
4	Zhang Yusong	Shang Jingchun, Zhang Ling, Lin Li	qualified

On-duty Tel:

Fax: